Exhibit 99.1

Execution Version

FIRST AMENDMENT TO RESTRUCTURING

SUPPORT AND LOCK-UP AGREEMENT

THIS FIRST AMENDMENT TO THE RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT (this “Amendment”) is made as of May 7, 2014 by and among all of the following: (a) the Consenting Interest Holders; (b) the Consenting Ad Hoc TCEH Committee; (c) Consenting Creditors holding at least 50.1% in principal amount of the aggregate amount of EFH Unsecured Note Claims held at such time by the Consenting Creditors; (d) Consenting Fidelity EFIH First Lien Noteholders holding at least 50.1% in principal amount of the aggregate amount of the EFIH First Lien Note Claims held by all Consenting Fidelity First Lien Noteholders at such time; (e) Consenting Creditors holding at least 50.1% in principal amount of the aggregate of each of the EFIH Second Lien Note Claims at such time; (f) the Required EFIH Unsecured Consenting Creditors; (g) each applicable Consenting Non-Fidelity EFIH First Lien Noteholder; and (h) each of the Debtors (each of the foregoing listed on the signature pages attached hereto and collectively, the “Required Amendment Parties”) and amends that certain restructuring support and lock up agreement dated as of April 29, 2014 by and among the Restructuring Support Parties (as amended, the “Restructuring Support Agreement”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Restructuring Support Agreement.

WHEREAS, the Restructuring Support Parties desire to amend the Restructuring Support Agreement as set forth in this Amendment;

WHEREAS, Section 9 of the Restructuring Support Agreement permits the Restructuring Support Parties to modify, amend or supplement the Restructuring Support Agreement with the consent of the Required Amendment Parties as set forth above;

NOW, THEREFORE, in consideration of the mutual covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Restructuring Support Parties hereto hereby agree to amend the Restructuring Support Agreement as follows:

1. Amendments to the Restructuring Support Agreement.

1.01. Section 4.04(c) of the Restructuring Support Agreement is hereby deleted in its entirety and replaced with the following:

Notwithstanding anything to the contrary herein, (i) the foregoing provisions shall not preclude any Consenting Creditor from settling or delivering securities or bank debt to settle any confirmed transaction pending as of the date of such Consenting Creditor’s entry into this Agreement (subject to compliance with applicable securities laws and it being understood that such Debtor Claims/Interests so acquired and held (i.e., not as a part of a short transaction) shall be subject to the terms of this Agreement), (ii) a Qualified Marketmaker (as defined below) that acquires any of the Debtor Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Debtors Claims/Interests, shall not be required to execute and deliver to counsel a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Debtor Claims/Interests (by purchase, sale, assignment, participation, or otherwise) within five (5) business days of its acquisition to a Consenting Interest Holder,

Consenting Creditor, or Permitted Transferee (including, for the avoidance of doubt, the requirement that such transferee execute a Transfer Agreement) and the transfer otherwise is a Permitted Transfer, and (iii) to the extent any Restructuring Support Party is acting in its capacity as a Qualified Marketmaker, such Restructuring Support Party may Transfer any Debtor Claims / Interests that it acquires from a holder of such Debtor Claims / Interests that is not a Restructuring Support Party to a transferee that is not a Restructuring Support Party at the time of such Transfer without the requirement that such transferee be or become a Restructuring Support Party.

1.02. Section 8.01(b) of the Restructuring Support Agreement is hereby deleted in its entirety and replaced with the following:

the Debtors shall not have filed the RSA Assumption Motion with the Bankruptcy Court on or before May 15, 2014.

1.03. Section 8.02(a) of the Restructuring Support Agreement is hereby deleted in its entirety and replaced with the following:

the Debtors have not filed each of the EFIH First Lien DIP Motion, the EFIH Second Lien DIP Motion, and the Approval Motion on or before May 15, 2014.

1.04. Section 8.04(a) of the Restructuring Support Agreement is hereby deleted in its entirety and replaced with the following:

the Debtors have not filed each of the EFIH First Lien DIP Motion, the EFIH Second Lien DIP Motion, and the Approval Motion on or before May 15, 2014.

1.05. Exhibit A to the Restructuring Support Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Term Sheet, without reference to any of exhibits referenced in the Term Sheet or the Amended and Restated Term Sheet, attached to this Amendment as Exhibit A.

1.06. Exhibit H to Exhibit A of the Restructuring Support Agreement is hereby deleted in its entirety and replaced with the Amended and Restated EFIH Second Lien DIP Financing Term Sheet attached to this Amendment as Exhibit B.

2. Ratification. Except as specifically provided for in this Amendment, no changes, amendments, or other modifications have been made on or prior to the date hereof or are being made to the terms of the Restructuring Support Agreement or the rights and obligations of the parties thereunder, all of which such terms are hereby ratified and confirmed and remain in full force and effect.

3. Effect of Amendment. This letter agreement shall be effective on the date on which the Debtors have received all of the Required Amendment Parties’ signature pages. Following the effective date, whenever the Restructuring Support Agreement is referred to in any agreements, documents, and instruments, such reference shall be deemed to be to the Restructuring Support Agreement as amended by this Amendment.

2

4. Waiver of Certain Termination Rights. Each of the Required Amendment Parties hereby waives, as applicable, the termination rights set forth in Section 8.01(b), Section 8.02(a), and Section 8.04(a) of the Restructuring Support Agreement that may exist as of the effective date of this Amendment.

[Signature pages redacted]

3

Debtor Signature Page to the Plan Support and Lock-Up Agreement

ENERGY FUTURE HOLDINGS CORP.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

4CHANGE ENERGY COMPANY

4CHANGE ENERGY HOLDINGS LLC

BIG BROWN 3 POWER COMPANY LLC

BIG BROWN LIGNITE COMPANY LLC

BIG BROWN POWER COMPANY LLC

BRIGHTEN ENERGY LLC

BRIGHTEN HOLDINGS LLC

COLLIN POWER COMPANY LLC

DALLAS POWER AND LIGHT COMPANY, INC.

DECORDOVA POWER COMPANY LLC

DECORDOVA II POWER COMPANY LLC

EAGLE MOUNTAIN POWER COMPANY LLC

EEC HOLDINGS, INC.

EECI, INC.

EFH AUSTRALIA (NO. 2) HOLDINGS COMPANY

EFH CORPORATE SERVICES COMPANY

EFH FINANCE (NO. 2) HOLDINGS COMPANY

EFH FS HOLDINGS COMPANY

EFH RENEWABLES COMPANY LLC

EFIH FINANCE INC.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

GENERATION DEVELOPMENT COMPANY LLC

GENERATION MT COMPANY LLC

GENERATION SVC COMPANY

LAKE CREEK 3 POWER COMPANY LLC

LONE STAR ENERGY COMPANY, INC.

LONE STAR PIPELINE COMPANY, INC.

LSGT GAS COMPANY LLC

LSGT SACROC, INC.

LUMINANT BIG BROWN MINING COMPANY LLC

LUMINANT ENERGY COMPANY LLC

LUMINANT ENERGY TRADING CALIFORNIA COMPANY

LUMINANT ET SERVICES COMPANY

LUMINANT GENERATION COMPANY LLC

LUMINANT HOLDING COMPANY LLC

LUMINANT MINERAL DEVELOPMENT COMPANY LLC

LUMINANT MINING COMPANY LLC

LUMINANT RENEWABLES COMPANY LLC

MARTIN LAKE 4 POWER COMPANY LLC

MONTICELLO 4 POWER COMPANY LLC

MORGAN CREEK 7 POWER COMPANY LLC

NCA DEVELOPMENT COMPANY LLC

NCA RESOURCES DEVELOPMENT COMPANY LLC

OAK GROVE MANAGEMENT COMPANY LLC

OAK GROVE MINING COMPANY LLC

OAK GROVE POWER COMPANY LLC

SANDOW POWER COMPANY LLC

SOUTHWESTERN ELECTRIC SERVICE COMPANY, INC.

TCEH FINANCE, INC.

TEXAS ELECTRIC SERVICE COMPANY, INC.

TEXAS ENERGY INDUSTRIES COMPANY, INC.

TEXAS POWER AND LIGHT COMPANY, INC.

TEXAS UTILITIES COMPANY, INC.

TEXAS UTILITIES ELECTRIC COMPANY, INC.

TRADINGHOUSE 3 & 4 POWER COMPANY LLC

TRADINGHOUSE POWER COMPANY LLC

TXU ELECTRIC COMPANY, INC.

TXU ENERGY RETAIL COMPANY LLC

TXU ENERGY SOLUTIONS COMPANY LLC

TXU RETAIL SERVICES COMPANY

TXU SEM COMPANY

VALLEY NG POWER COMPANY LLC

VALLEY POWER COMPANY LLC

By:	/s/ Anthony R.Horton
Name:	Anthony R.Horton
Title:	Senior Vice President & Treasurer

EXHIBIT A

AMENDED AND RESTATED TERM SHEET

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

AMENDED AND RESTATED RESTRUCTURING TERM SHEET

INTRODUCTION

This term sheet (this “Term Sheet”)1 describes the terms of a restructuring of: (a) Energy Future Holdings Corp., a Texas corporation (“EFH”); (b) EFH’s wholly-owned direct subsidiaries Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”) and Energy Future Competitive Holdings Company LLC, a Delaware limited liability company (“EFCH”); (c) EFIH’s wholly-owned direct subsidiary, EFIH Finance Inc., a Delaware corporation; (d) EFCH’s wholly-owned direct subsidiary, Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (“TCEH”); (e) TCEH’s directly and indirectly-owned subsidiaries listed on Exhibit B; and (f) EFH’s directly and indirectly-owned subsidiaries listed on Exhibit C (the entities listed in clauses (a) through (f) collectively, the “Debtors,” and such restructuring, the “Restructuring”).

The Debtors will implement the Restructuring through a prearranged plan of reorganization, which shall be consistent with the terms of this Term Sheet and the Restructuring Support Agreement (as it may be amended or supplemented from time to time in accordance with the terms of the Restructuring Support Agreement, the “Plan”) under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware or another bankruptcy court of competent jurisdiction with respect to the subject matter (the “Bankruptcy Court”). This Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code.

The governing documents with respect to the Restructuring will contain terms and conditions that are dependent on each other, including those described in this Term Sheet.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring, which remain subject to discussion and negotiation in accordance with the Restructuring Support Agreement. The Restructuring will not contain any material terms or conditions that are inconsistent in any material respect with this Term Sheet or the Restructuring Support Agreement. This Term Sheet is confidential and may not be released to any other party unless permitted under the Restructuring Support Agreement or in accordance with a Confidentiality Agreement (as defined in the Restructuring Support Agreement).

[1]	Capitalized terms used but not otherwise defined in this Term Sheet have the meanings ascribed to such terms as set forth on Exhibit A.

OVERVIEW OF THE RESTRUCTURING

In general, the Restructuring contemplates that:

(a)    The Debtors will implement the Restructuring in the Bankruptcy Court pursuant to the Plan on the terms set forth in this Term Sheet.

(b)    Holders of the TCEH First Lien Secured Claims will receive their Pro Rata share of (i) 100% of the Reorganized TCEH Common Stock, subject to dilution only by the Reorganized TCEH Management Incentive Plan; and (ii) 100% of the net cash proceeds from the issuance of the New Reorganized TCEH Debt.

(c)    Holders of General Unsecured Claims Against the TCEH Debtors (which shall include TCEH First Lien Deficiency Claims, TCEH Second Lien Note Claims, and TCEH Unsecured Note Claims) will receive their Pro Rata share of the TCEH Unsecured Claim Fund.

(d)    Pursuant to the EFIH First Lien Settlement, Settling EFIH First Lien Note Holders will convert their EFIH First Lien Note Claims to EFIH First Lien DIP Claims in an amount equal to the greater of (i) (A) 105% of the principal plus (B) 101% of accrued and unpaid interest at the non-default rate on such principal, through consummation of the EFIH First Lien DIP Financing (which amount shall be deemed to include the original issue discount paid in respect of the EFIH First Lien DIP Financing); and (ii) (A) 104% of the principal plus (B) accrued and unpaid interest at the non-default rate on such principal, through consummation of the EFIH First Lien DIP Financing, plus original issue discount paid in respect of the EFIH First Lien DIP Financing, it being understood that in connection with such loans, Settling EFIH First Lien Note Holders shall be entitled to interest in accordance with the EFIH First Lien DIP Financing, but shall not be entitled to any other fees (including commitment fees) paid in respect of the EFIH First Lien DIP Financing. Any other Allowed EFIH First Lien Note Claims shall receive their Pro Rata share of cash in the amount of such Claims on the Effective Date or such other treatment as permitted under section 1129(b) of the Bankruptcy Code, as mutually agreed by EFIH and the Required EFIH Unsecured Consenting Creditors.

(e)    Pursuant to the EFIH Second Lien Settlement, Settling EFIH Second Lien Note Holders will receive their Pro Rata share of (a) principal plus accrued and unpaid interest at the non-default rate, through consummation of the EFIH Second Lien DIP Financing; and (b) 50% of the aggregate amount of the EFIH Second Lien Makewhole Claims. Fidelity may use the proceeds it receives on account of the EFIH Second Lien Settlement to participate in the EFIH First Lien DIP Financing in an amount up to $500 million. The Debtors will initiate litigation to obtain entry of an order disallowing any EFIH Second Lien Makewhole Claim of Non-Settling EFIH Second Lien Note Holders, and Non-Settling EFIH Second Lien Note Holders will receive their Pro Rata share of cash on hand at EFIH or from the proceeds of the EFIH Second Lien DIP Financing and available cash at EFIH in an amount equal to the principal plus accrued and unpaid interest, through consummation of the EFIH Second Lien DIP Financing, at the non-default rate of such Holder’s Claim (not including any premiums, fees, or Claims relating to the repayment of the EFIH Second Lien Note Claims). Any other Allowed EFIH Second Lien Note Claims shall receive their Pro Rata share of cash in the amount of such Claims on the Effective Date or such other treatment as permitted under section 1129(b) of the Bankruptcy Code, as mutually agreed by EFIH and the Required EFIH Unsecured Consenting Creditors.

(f)     Pursuant to the Commitment Letter, certain Holders of EFIH Unsecured Note Claims will commit up to $1,900 million in cash, which shall be utilized to backstop the EFIH Second Lien DIP Financing. On the Effective Date, EFIH Second Lien DIP Claims shall convert on a Pro Rata basis to Reorganized EFH Common Stock issued and outstanding as of the Effective Date pursuant to the Equity Conversion and the terms set forth in this Term Sheet.

(g)    Holders of EFIH Unsecured Note Claims and EFH LBO Notes Guaranty Claims will receive their Pro Rata share of 91% of the Participation Rights and, on the Effective Date, Holders of General Unsecured Claims Against the EFIH Debtors will receive 98% of the Reorganized EFH Common Stock, subject to dilution on account of the Equity Conversion.

(h)    Holders of General Unsecured Claims Against EFH will receive their Pro Rata share of: (i) the Equity Conversion; (ii) on the Effective Date, 1% of the Reorganized EFH Common Stock, subject to dilution on account of the Equity Conversion; and (iii) on the Effective Date, either: (A) if the Oncor TSA Amendment has been approved, (1) $55 million in cash from EFIH, provided, however, that if the Oncor tax payments received by EFIH under the Oncor TSA Amendment through the Effective Date are less than 80% of the projected amounts set forth in this Term Sheet, the $55 million shall be reduced dollar-for-dollar by such shortfall, and (2) cash on hand at EFH (not including the settlement payment in clause (1) hereof); or (B) if the Oncor TSA Amendment has not been approved, all EFH assets, including cash on hand and any Causes of Action, but excluding Interests in EFIH.

(i)     Holders of General Unsecured Claims Against EFH Debtors Other Than EFH shall receive treatment in accordance with the priorities set forth in the Bankruptcy Code.

(j)     Holders of EFH Interests will receive, on the Effective Date, their Pro Rata share of 1% of the Reorganized EFH Common Stock, subject to dilution on account of the Equity Conversion.

GENERAL PROVISIONS REGARDING THE EFIH RESTRUCTURING

EFIH First Lien DIP Financing

Consistent with the Restructuring Support Agreement, EFIH will file a motion (the “EFIH First Lien DIP Motion”) or, to the extent necessary, commence an adversary proceeding to:

(a)    seek approval of the EFIH First Lien DIP Financing on the terms set forth in Exhibit G;

(b)    repay in full all outstanding principal and accrued and unpaid interest through consummation of the EFIH First Lien DIP Financing, at the non-default rate due and owing under the EFIH First Lien Notes (which shall not include any alleged premiums, fees or claims relating to the repayment of such Claims), held by Non-Settling EFIH First Lien Note Holders in cash from the proceeds of the EFIH First Lien DIP Financing in full satisfaction of such Holders’ EFIH First Lien Note Claims;

(c)    exchange the EFIH First Lien Note Claims held by Settling EFIH First Lien Note Holders (and EFIH Second Lien Note Claims electing such treatment under the EFIH Second Lien Settlement, if any) for loans under the EFIH First Lien DIP Financing in accordance with the terms of the EFIH First Lien Settlement (and the EFIH Second Lien Settlement); and

(d)    obtain entry of an order or a judicial finding that no Allowed Claim exists on account of EFIH First Lien Makewhole Claims held by Non-Settling EFIH First Lien Note Holders.

EFIH First Lien Settlement

Consistent with the Restructuring Support Agreement, EFIH shall file a motion to:

(a)    seek approval of a settlement with the Settling EFIH First Lien Note Holders (the “EFIH First Lien Settlement”) on the terms set forth below;

(b)    provide EFIH First Lien Note Claims held by Fidelity, PIMCO, and any other holders of EFIH First Lien Note Claims that are signatories to the Restructuring Support Agreement as of the date of the EFIH First Lien DIP Financing is consummated (such Holders, “Settling EFIH First Lien Note Holders”) with, in connection with the EFIH First Lien DIP Financing, and as payment in full of their EFIH First Lien Note Claims, their Pro Rata share of an amount of loans under the EFIH First Lien DIP Financing equal to the greater of: (i) (A) 105% of the principal plus (B) 101% of accrued and unpaid interest at the non-default rate on such principal, through consummation of the EFIH First Lien DIP Financing (which amount shall be deemed to include the original issue discount paid in respect of the EFIH First Lien DIP Financing); and (ii) (A) 104% of the principal plus (B) accrued and unpaid interest at the non-default rate on such principal, through consummation of the EFIH First Lien DIP Financing, plus original issue discount paid in respect of the EFIH First Lien DIP Financing, it being understood that in connection with such loans, Settling EFIH First Lien Note Holders shall be entitled to interest (in no event less than LIBOR plus 3.25% with a LIBOR floor of 1.00%) in accordance with the EFIH First Lien DIP Financing, but shall not be entitled to any other fees (including commitment fees) paid in respect of the EFIH First Lien DIP Financing; and

(c)    seek approval of a commitment by PIMCO, in the amount of $1.45 billion, and Fidelity or WAMCO if they elect to commit any additional amounts set forth on such parties’ signature page to the Restructuring Support Agreement (each, the “Backstop Amount,” such Backstop Amount, collectively, the “Backstop Commitment,” and such backstopping parties, the “Backstop Parties”) to provide backstop EFIH First Lien DIP Financing (the “Backstop Financing”) on the terms set forth below within five (5) calendar days of the date of the Restructuring Support Agreement, it being understood that in connection with such loans, the Backstop Parties shall be entitled to interest (in no event less than LIBOR plus 3.25% with a LIBOR floor of 1.00%) and original issue discount equal to the greater of (i) 1.00% or such original issue discount as may be paid to other lenders in the EFIH First Lien DIP Financing, and shall be restricted by the Clear Market Provision set forth below, but shall be entitled to commitment fees upon entry of final order consummating the EFIH First Lien DIP Financing, in the following amounts: (i) 1.75%, if such Settling EFIH

         First Lien Note Holders enter into a commitment by executing the Restructuring Support Agreement before the petition is filed, or (ii) 1.00%, if such Settling EFIH First Lien Note Holders enter into a commitment by executing the Restructuring Support Agreement after the petition is filed, paid in respect of such Backstop Financing, and a ticking fee if and when one becomes payable to EFIH First Lien DIP lenders, and with closing conditions as set forth in Exhibit I, and as otherwise set forth in the EFIH First Lien DIP Financing. The Backstop Financing shall be funded (x) first, by PIMCO in an amount equal to the lesser of: (a) $768.871 million; or (b) (i) the maximum possible amount of the First Lien Exchange Financing (i.e., assuming all Holders of EFIH First Lien Note Claims participated in the EFIH First Lien Settlement) less the actual amount of the First Lien Exchange Financing at such time (the “Unallocated First Lien Exchange Capacity”) plus (ii) an amount equal to $4,850 million less the maximum possible amount of the First Lien Exchange Financing (i.e., assuming all Holders of EFIH First Lien Note Claims participated in the EFIH First Lien Settlement); provided, however, in such event, any Backstop Financing funded in excess of the Unallocated First Lien Exchange Capacity shall not be entitled to any commitment fees; (y) second, by all Backstop Parties (on a pro rata basis based on each Backstop Party’s individual remaining unused Backstop Amount) in an amount equal to the lesser of: (A) the remaining amount of the Backstop Commitment, if any; and (B) the remaining amount of the Unallocated First Lien Exchange Capacity, if any;

(d)    seek approval of a commitment by GSO to fund $50 million on the terms set forth in the EFIH First Lien DIP Financing, including original issue discount, but not including commitment fees.

The EFIH First Lien Settlement shall be governed by the following principles:

(a)    Eligibility. The EFIH First Lien Settlement may be offered or made available, at EFIH’s election, to other Holders of EFIH First Lien Note Claims that sign the Restructuring Support Agreement; provided, however, that any such offering shall (1) be completed within twenty-five (25) business days after May 5, 2014 and (2) include a “step-down” in the exchange rate applicable to the exchange on the tenth (10) business day after the launch of such exchange (provided such “step down” date can be extended by up to three (3) business days).

(b)    Reservation of Rights. The EFIH First Lien Settlement shall in no way affect EFIH’s position with respect to Holders of EFIH First Lien Note Claims that do not enter into the EFIH First Lien Settlement (such holders, the “Non-Settling EFIH First Lien Note Holders”). Accordingly, as to the Non-Settling EFIH First Lien Note Holders, EFIH shall reserve all rights.

(c)    Effect; Most Favored Nation. The EFIH First Lien Settlement shall be binding on Settling EFIH First Lien Note Holders in all respects and irrespective of the outcome of any litigation in respect of any other EFIH First Lien Makewhole Claim; provided, however, that if EFIH reaches one or more voluntary settlements with a Non-Settling EFIH First Lien Note Holder in the period commencing on the Petition Date and ending on the date on which the EFIH First Lien DIP Financing is fully funded pursuant to a final order entered by the Bankruptcy Court, which provides a higher percentage recovery to a Non-Settling EFIH First Lien Note Holder does the EFIH First Lien Settlement, the EFIH First Lien Settlement shall be automatically amended to provide such higher percentage recovery to Fidelity and PIMCO, provided, further, that if the EFIH First Lien DIP Financing shall have been consummated by such date, such additional consideration may be in the form of cash, at the election of EFIH.

(d)    Clear Market Provision. The “Clear Market Provision” shall mean the requirement that the Settling EFIH First Lien Note Holders not syndicate or attempt to syndicate any portion of their commitment under the DIP Facility, prior to the earlier of (x) the date that the lenders under the EFIH First Lien DIP Financing no longer hold any of the EFIH First Lien DIP Financing (i.e., successful syndication date) and (y) in the event of an offering with respect to the EFIH First Lien Settlement, the 25th day after the end of any ‘early’ election period given to the holders of the EFIH First Lien Notes Claims.

(e)    Definitive Documentation. The final credit agreement consummating the DIP Financing shall be in form and substance, in all material respects, consistent with the draft credit agreement as modified by the draft DIP Financing term sheet, each as attached to this Term Sheet, and any material modification to such credit agreement (as modified by such DIP Financing term sheet) shall be approved by PIMCO (such approval not to be unreasonably withheld, delayed or conditioned). The final order consummating the DIP Financing shall be in form and substance reasonably acceptable in all material respects to PIMCO.

EFIH Second Lien DIP Financing

         Consistent with the Restructuring Support Agreement, EFIH will file a motion (the “EFIH Second Lien DIP Motion”) or, to the extent necessary, commence an adversary proceeding to:

(a)    seek approval of the EFIH Second Lien DIP Financing on the terms set forth in Exhibit H in an amount up to $1,900 million;

(b)    repay in full all outstanding principal plus accrued and unpaid interest at the non-default rate, through consummation of the EFIH Second Lien DIP Financing, due and owing under the EFIH Second Lien Notes (which shall not include any alleged premiums, fees or claims relating to the repayment of such Claims) to Non-Settling EFIH Second Lien Note Holders in cash from proceeds of the EFIH Second Lien DIP Financing and cash on hand at EFIH in full satisfaction of such Holders’ EFIH Second Lien Note Claims; and

(c)    repay the EFIH Second Lien Notes held by Settling EFIH Second Lien Note Holders with cash on hand at EFIH, cash from the proceeds of the EFIH Second Lien DIP Financing or, in the case of Fidelity, an exchange for participation in the EFIH First Lien DIP Financing in accordance with the terms of the EFIH Second Lien Settlement.

The Debtors will assert that no Allowed Claim exists on account of any alleged premiums, fees or claims relating to the repayment of the EFIH Second Lien Note Claims held by Non-Settling EFIH Second Lien Note Holders, but will litigate such Claims at a later date in the Chapter 11 Cases.

On the Effective Date, the EFIH Second Lien DIP Claims shall be subject to the Equity Conversion.

EFIH Second Lien Settlement

Consistent with the Restructuring Support Agreement, EFIH shall file a motion to:

(a)    seek approval of a settlement with the Settling EFIH Second Lien Note Holders (the “EFIH Second Lien Settlement”) on the terms set forth below; and

(b)    provide settling Holders of EFIH Second Lien Note Claims, which shall include Fidelity, GSO, York, and Avenue and such other holders of the EFIH Second Lien Note Claims that are signatories to the Restructuring Support Agreement as of the date the EFIH Second Lien DIP Financing is consummated (such Holders, the “Settling EFIH Second Lien Note Holders”), as payment in full of their EFIH Second Lien Note Claims, their Pro Rata share of (i) an amount in cash equal to principal plus accrued but unpaid interest (including Additional Interest) on such principal at the contract non-default rate through the date of consummation of the EFIH Second Lien Settlement, plus (ii) 50% of the aggregate amount of the EFIH Second Lien Makewhole Claims calculated as of the date of consummation of the EFIH Second Lien Settlement and calculated without inclusion of Additional Interest, plus (iii) in the case of GSO, York, and Avenue, a settlement premium of $1.57 million in cash in the aggregate; provided, however, (1) Fidelity shall have the right to receive up to $500 million of its payment under the EFIH Second Lien Settlement in the form of EFIH First Lien DIP Financing to be implemented in a manner consistent with this Term Sheet and reasonably acceptable to Fidelity, it being understood that in connection with such loans, Fidelity shall be entitled to interest and original issue discount, if any, in respect of the EFIH First Lien DIP Financing plus a 1.75% commitment fee.

The EFIH Second Lien Settlement shall be governed by the following principles:

(c)    Eligibility. The EFIH Second Lien Settlement may be made available, at EFIH’s election, to other Holders of EFIH Second Lien Note Claims that sign the Restructuring Support Agreement.

(d)    Reservation of Rights. The EFIH Second Lien Settlement shall in no way affect EFIH’s position with respect to Holders of EFIH Second Lien Note Claims that do not enter into the EFIH Second Lien Settlement (such holders, the “Non-Settling EFIH Second Lien Note Holders”). Accordingly, as to the Non-Settling EFIH Second Lien Note Holders, EFIH shall reserve all rights.

(e)    Effect; Most Favored Nation. The EFIH Second Lien Settlement shall be binding on Settling EFIH Second Lien Note Holders in all respects and irrespective of the outcome of any litigation in respect of any other EFIH Second Lien Makewhole Claim; provided, however, that if EFIH reaches one or more voluntary settlements with either: (i) a Commitment Party or affiliate thereof on account of its EFIH Second Lien Note Claims (whenever acquired) at any time prior to a judgment on the merits on such Claims; or (ii) any other Non-Settling EFIH Second Lien Note Holder at any time prior to the earlier of (x) the date seven business days after the commencement of opening statements (or the equivalent) in any trial on the merits of the Second Lien Makewhole Claims and (y) the date upon which the Commitment Parties exercise and consummate the Call Right, and any such settlements, determined as of the final day of such period, provides a higher percentage recovery than does the EFIH Second Lien Settlement, then the EFIH Second Lien Settlement shall be automatically amended with respect to Fidelity to provide such higher percentage recovery to Fidelity, in its capacity as Settling EFIH Second Lien Note Holder; provided, further, that if the EFIH First Lien DIP Financing shall have been consummated by either such date, such additional consideration may be in the form of cash, at the election of EFIH.

(f)     Call Right. At any time before the Effective Date, any one or more Commitment Parties shall have the right to purchase from Fidelity all of its EFH Non-Guaranteed Notes for a purchase price equal to 37.15% of par plus accrued and unpaid interest through the Petition Date (the “Call Right”).

EFIH Second Lien DIP Financing Commitment

Pursuant to the terms and conditions of the Commitment Letter, certain Holders of General Unsecured Claims Against the EFIH Debtors (the “Commitment Parties”) have committed up to $1,900 million in available funds (the “EFIH Second Lien DIP Financing Commitment”) which shall be utilized, in accordance with and subject to the terms and conditions of the Commitment Letter and related documentation, to backstop the EFIH Second Lien DIP Financing, which shall, subject to the terms of the Conversion Agreement, mandatorily convert into Reorganized EFH Common Stock pursuant to the Equity Conversion.

The Commitment Letter is attached to the Restructuring Support Agreement as Exhibit C.

The Participation Rights with respect to the EFIH Second Lien DIP Financing shall be provided as follows:

(g)    All Holders of EFIH Unsecured Note Claims and EFH LBO Notes Guaranty Claims shall receive their Pro Rata share of 91% of the Participation Rights; and

(h)    Fidelity, as a Holder of General Unsecured Claims of EFH, shall receive 9% of the Participation Rights and General Unsecured Claims Against EFH shall receive a Pro Rata share of 9% of the Equity Conversion on account of the Tranche A-3 Notes. Moreover, Fidelity shall receive an $11.25 million payment from EFIH in connection with the exercise of any of its Participation Rights. If at any time (a) the PLR Denial (as defined in the Restructuring Support Agreement) has occurred and (b) the Oncor TSA Amendment has not yet been approved, the Required EFIH Unsecured Consenting Creditors shall have the sole and exclusive right to require the Holders of any Tranche A-3 Notes to assign such notes to the Commitment Parties for a purchase price equal to the sum of (i) the par amount of such notes plus accrued and unpaid interest (including the paid-in-kind interest), which amount shall be payable on the purchase date, (ii) in the event such assignment is consummated before the payment of the one-time payment-in-kind fee, 10% of the par amount of such notes plus accrued and unpaid payment-in-kind interest, if any (but not, for the avoidance of doubt, any accrued and unpaid cash interest), which amount shall be payable on the purchase date, and (iii) a Pro Rata share of any Prepayment Fee (as defined in the EFIH Second Lien DIP Financing) subsequently paid on such Tranche A-3 Notes (which amount shall be paid by EFIH to the holders of the Tranche A-3 Notes immediately prior to such assignment and not the holders of the Tranche A-3 Notes as of the date that the Prepayment Fee is due and owing) (“Tranche A-3 Redemption”).

The Debtors shall file a motion (the “Approval Motion”) to obtain entry of

(a)    an order (the “Approval Order”) consistent with the Restructuring Support Agreement, authorizing, among other things, (i) the EFIH First Lien Settlement, (ii) the EFIH Second Lien Settlement, and (iii) EFH and EFIH to perform their obligations under the Commitment Letter; and

(b)    an order (the “Oncor TSA Amendment Order”) consistent with the Restructuring Support Agreement, authorizing the Oncor TSA Amendment.

Oncor TSA Amendment

Consistent with the Restructuring Support Agreement, the Approval Motion shall also include a request for authority to amend, or otherwise assign the payments under, the Oncor Tax Sharing Agreement (the “Oncor TSA Amendment”) to provide that any payment required to be made to EFH under the Oncor Tax Sharing Agreement after March 31, 2014, will instead be made to EFIH. The Debtors agree to use commercially reasonable efforts to secure entry of the Oncor TSA Amendment Order. Any tax payments received by EFH before the Bankruptcy Court enters or denies the Oncor TSA Amendment Order shall be deposited by EFH into a segregated account (the

“Segregated Account”) and shall not be disbursed until the earlier of (i) the date the Bankruptcy Court enters the Oncor TSA Amendment Order, in which case, such amounts shall be remitted to EFIH or (ii) the date the Bankruptcy Court denies entry of the Oncor TSA Amendment Order, in which case, such amounts shall be remitted to EFH. After entry of the Oncor TSA Amendment Order, EFIH will reimburse EFH for cash taxes paid by EFH attributable to Oncor state taxes.

The Oncor TSA Amendment shall automatically terminate and be of no further force and effect in the event that the Commitment Letter is terminated by the Commitment Parties; provided, however, that any amounts that were paid to EFIH in accordance with the Oncor TSA Amendment before its termination shall be retained by EFIH if the Commitment Letter or EFIH Second Lien DIP Financing terminates or is not fully funded in accordance with its terms (i.e., except as a result of a breach by the Commitment Parties). Neither EFH nor EFIH shall have the right to terminate or modify the Oncor TSA Amendment during the Chapter 11 Cases if the EFIH Second Lien DIP Financing is consummated.

The collateral under the EFIH First Lien DIP Financing and the EFIH Second Lien DIP Financing (if any) will include proceeds of payments under the Oncor TSA Amendment, as long as the Oncor TSA Amendment remains in effect.

If the Bankruptcy Court has not approved the Oncor TSA Amendment 90 days after the Petition Date, each Holder of EFIH Second Lien DIP Notes shall receive, in accordance with the EFIH Second Lien DIP Financing, 4.0% of additional interest with respect to the EFIH Second Lien DIP Notes, paid in kind and compounded quarterly on account of such Holder’s EFIH Second Lien DIP Claim, from the date that is 90 days after the Petition Date. If the Bankruptcy Court do not approve the Oncor TSA Amendment by May 1, 2015, each Holder of EFIH Second Lien DIP Notes shall receive, in accordance with the EFIH Second Lien DIP Financing, a one-time 10.0% paid in kind fee on account of such Holder’s EFIH Second Lien DIP Claim.

Private Letter Ruling

Consistent with the Restructuring Support Agreement, EFH, on behalf of the Debtors, shall file with the IRS a written request (the “Ruling Request,” and together with all related materials and supplements thereto to be filed with the IRS, the “IRS Submissions”) that the IRS issue a private letter ruling (the “Private Letter Ruling”) to EFH that:

1.      will provide that the Contribution and the Distribution qualify as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355 and 356 of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively, the “Intended Tax-Free Treatment”); and

2.      will include each of the other requested rulings set forth in Part IV of the Energy Future Holdings Corp. Pre-Submission Memorandum for Rulings Under Section 368(a)(1)(G) and 355 in the form attached as Exhibit E (the “Pre-Submission Memo”).

Collectively, the rulings described in clauses (a) and (b) are the “Required Rulings.”

Prior to filing the Ruling Request, EFH shall use its reasonable best efforts to arrange a pre-submission conference with the IRS (a “Pre-Submission Conference”) by requesting such Pre-Submission Conference as soon as reasonably practicable following the Petition Date. Such request must be made within 5 business days of the Petition Date. For the avoidance of doubt, the Pre-Submission Memo shall (a) request that the IRS provide, inter alia, the Required Rulings, (b) constitute an IRS Submission and (c) be submitted to the IRS in advance of the Pre-Submission Conference.

EFH shall be responsible for the preparation and filing of the IRS Submissions. EFH shall provide tax counsel to the Consenting Creditors and Consenting Interest Holders (the “PLR Participation Parties”) with a reasonable opportunity to review and comment on drafts of all IRS Submissions filed on or after the date of entry into the Restructuring Support Agreement; provided, however, that such rights shall not result in unreasonable delays in submitting the IRS Submissions to the IRS. No IRS Submission shall be filed without the consent of the Required Consenting Creditors, which consent shall not be unreasonably withheld or delayed. To the extent that EFH, in its good faith judgment, considers any information included in such IRS drafts to be confidential, EFH may require that any such documents provided to the PLR Participation Parties be redacted to exclude such information, but tax counsel to the PLR Participation Parties shall receive (and keep confidential) complete and unredacted copies of any IRS Submission. Subject to the foregoing, EFH shall provide the PLR Participation Parties with copies of each IRS Submission promptly following the filing thereof.

EFH shall notify the PLR Participation Parties of any substantive communications with the IRS regarding the IRS Submissions and the Restructuring Transactions. Notwithstanding the foregoing, one representative from each PLR Participation Party (a “PLR Participation Party Representative”) shall (a) be given the opportunity to participate in all scheduled communications with the IRS concerning the Ruling Request, including all scheduled conference calls and in-person meetings (including the Pre-Submission Conference); and (b) be updated in a timely fashion regarding any unscheduled communications with the IRS. EFH and the PLR Participation Parties agree to cooperate and use their commercially reasonable efforts to assist in obtaining the Private Letter Ruling requested in the Ruling Request, including providing such appropriate information and representations as the IRS shall reasonably require in connection with the Required Rulings; provided, however, that (i) the representations are consistent with, or not more burdensome to the PLR Participation Parties than, those set forth in the Summary of Key Representations, attached as Exhibit K, and (ii) providing such information and representations does not restrict the liquidity of equity in Reorganized TCEH after the Effective Date or the Claims of the PLR Participation Parties against the Debtors prior to the Effective Date. Notwithstanding the foregoing, the Debtors, the Consenting Creditors and the Consenting Interest Holders acknowledge that certain of the Required Rulings set forth in the Pre-Submission Memo address matters for which the IRS does not commonly issue private letter rulings and, as a result, there is substantial uncertainty as to what representations the IRS may require from the Debtors, the Consenting Creditors and the Consenting Interest Holders. The Consenting Creditors and Consenting Interest Holders agree to reasonably consider in good faith any representations described in clause (i) above requested by the IRS in order to issue the Private Letter Ruling.

Other than as set forth in this Term Sheet (including, for this purpose, transactions described in the Pre-Submission Memo), the Debtors shall not take any action to change the entity classification for U.S. federal income tax purposes of any Debtor entity with material assets, by changing their legal form or otherwise, without the consent of the Required EFIH Unsecured Consenting Creditors, the Consenting Interest Holders, and the Ad Hoc TCEH Committee.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN

Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims Against the Debtors

N/A	TCEH DIP Claims	On the Effective Date, in full satisfaction of each Allowed TCEH DIP Claim, each Holder thereof shall receive (a) payment in full in cash or (b) such other less favorable treatment for such Holder as may be agreed to by such Holder and the TCEH Debtors.	N/A

N/A	EFIH First Lien DIP Claims	On the Effective Date, in full satisfaction of each Allowed EFIH First Lien DIP Claim, each Holder thereof shall receive payment in full in cash from the proceeds of New Reorganized EFIH Debt or cash on hand at EFIH up to the amount of such Holder’s Claim.	N/A

N/A	EFIH Second Lien DIP Claims	On the Effective Date, in full satisfaction of each Allowed EFIH Second Lien DIP Claim, each Holder thereof shall receive its Pro Rata share of Reorganized EFH Common Stock in accordance with the terms of the Equity Conversion (or cash with respect to the Fidelity Repayment up to the amount of such Holder’s Claim).	N/A

N/A	Administrative Claims	On the Effective Date, except to the extent that a Holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Claim, payment in full in cash.	N/A

N/A	Priority Tax Claims	Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor against which such Allowed Priority Tax Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Claim, payments in cash in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

Classified Claims and Interests of the TCEH Debtors

Class A1	Other Secured Claims against TCEH Debtors	On the Effective Date, in full satisfaction of each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable TCEH Debtor in consultation with the Ad Hoc TCEH Committee: (a) payment in full in cash; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Other Secured Claim; or (d) other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class A2	Other Priority Claims against TCEH Debtors	On the Effective Date, in full satisfaction of each Allowed Other Priority Claim, each Holder thereof shall receive payment in full in cash or other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class A3	TCEH First Lien Secured Claims	On the Effective Date, in full satisfaction of each Allowed TCEH First Lien Secured Claim, each Holder thereof shall receive its Pro Rata share of: (a) 100% of the Reorganized TCEH Common Stock, subject to dilution only from the Reorganized TCEH Management Incentive Plan; and (b) 100% of the net cash proceeds from the issuance of the New Reorganized TCEH Debt.	Impaired; entitled to vote.

Class A4	General Unsecured Claims Against the TCEH Debtors	On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim Against the TCEH Debtors, each Holder thereof shall receive its Pro Rata share of the TCEH Unsecured Claim Fund.	Impaired; entitled to vote.

Class A5	TCEH Debtor Intercompany Claims	On the Effective Date, unless otherwise provided for under the Plan, each TCEH Debtor Intercompany Claim shall either be Reinstated or canceled and released as mutually agreed by the TCEH Debtors and the Ad Hoc TCEH Committee.	Impaired; deemed to reject or Unimpaired; deemed to accept.

Class A6	Non-TCEH Debtor Intercompany Claims	On the Effective Date, Non-TCEH Debtor Intercompany Claims shall be canceled and released.	Impaired; deemed to reject.

Class A7	Interests in TCEH Debtors other than TCEH and EFCH	On the Effective Date, Interests in the TCEH Debtors other than TCEH and EFCH shall either be Reinstated or canceled and released as mutually agreed by the TCEH Debtors and the Ad Hoc TCEH Committee.	Impaired; deemed to reject or Unimpaired; deemed to accept

Class A8	Interests in TCEH and EFCH	On the Effective Date, Interests in TCEH and EFCH shall be canceled and released in accordance with the Tax-Free Spin-Off.	Impaired; deemed to reject.

Classified Claims and Interests of the EFIH Debtors

Class B1	Other Secured Claims against EFIH Debtors	On the Effective Date, in full satisfaction of each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable EFIH Debtor in consultation with the Required EFIH Unsecured Consenting Creditors: (a) payment in full in cash; (b) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Other Secured Claim; or (d) other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class B2	Other Priority Claims against EFIH Debtors	On the Effective Date, in full satisfaction of each Allowed Other Priority Claim, each Holder thereof shall receive payment in full in cash or other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class B3	EFIH First Lien Note Claims	On the Effective Date, in full satisfaction of each Allowed EFIH First Lien Note Claim, and as mutually agreed by EFIH and the Required EFIH Unsecured Consenting Creditors, each Holder thereof shall receive payment in full in cash or such other treatment as permitted under section 1129(b) of the Bankruptcy Code.	Impaired; entitled to vote.

Class B4	EFIH Second Lien Note Claims	On the Effective Date, in full satisfaction of each Allowed EFIH Second Lien Note Claim, and as mutually agreed by EFIH and the Required EFIH Unsecured Consenting Creditors, each Holder thereof shall receive payment in full in cash or such other treatment as permitted under section 1129(b) of the Bankruptcy Code.	Impaired; entitled to vote.

Class B5	General Unsecured Claims Against the EFIH Debtors	On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim Against the EFIH Debtors, each Holder thereof shall receive its Pro Rata share of 98% of the Reorganized EFH Common Stock, subject to dilution on account of the Equity Conversion.	Impaired; entitled to vote.

Class B6	EFIH Debtor Intercompany Claims	On the Effective Date, unless otherwise provided in the Plan, EFIH Debtor Intercompany Claims shall either be Reinstated or canceled and released as mutually agreed by the EFIH Debtors and the Required EFIH Unsecured Consenting Creditors.	Impaired; deemed to reject or Unimpaired; deemed to accept.

Class B7	Non-EFIH Debtor Intercompany Claims	On the Effective Date, Non-EFIH Debtor Intercompany Claims shall be canceled and released.	Impaired; deemed to reject.

Class B8	Interests in EFIH Debtors	On the Effective Date, Interests in the EFIH Debtors shall be Reinstated.	Unimpaired, deemed to accept.

Classified Claims and Interests of the EFH Debtors

Class C1	Other Secured Claims against EFH Debtors	On the Effective Date, in full satisfaction of each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable EFH Debtor in consultation with the Required EFIH Unsecured Consenting Creditors: (a) payment in full in cash; (b) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Other Secured Claim; or (d) other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class C2	Other Priority Claims against EFH Debtors	On the Effective Date, in full satisfaction of each Allowed Other Priority Claim, each Holder thereof shall receive payment in full in cash or other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class C3	Legacy General Unsecured Claims Against EFH	On the Effective Date, in full satisfaction of each Legacy General Unsecured Claim Against EFH, each Holder thereof shall receive: (a) payment in full in cash; (b) Reinstatement; or (c) such other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class C4	General Unsecured Claims Against EFH	On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim Against EFH, each Holder thereof shall receive its Pro Rata share of: (a) 1% of the Reorganized EFH Common Stock, subject to dilution by the Equity Conversion; and (b) if the Oncor TSA Amendment has been approved, (i) all Cash on hand at EFH, not including the Oncor TSA Amendment Payment; and (ii) the Oncor TSA Amendment Payment; or (b) if the Oncor TSA Amendment has not been approved, the EFH Unsecured Claims Fund.	Impaired; entitled to vote.

Class C5	General Unsecured Claims Against the EFH Debtors Other Than EFH	On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim Against the EFH Debtors Other Than EFH, each Holder thereof shall receive treatment in accordance with the priorities set forth in the Bankruptcy Code.	Impaired; entitled to vote.

Class C6	EFH Debtor Intercompany Claims	On the Effective Date, unless otherwise provided in the Plan, EFH Debtor Intercompany Claims shall either be Reinstated or canceled and released as mutually agreed by the EFH Debtors, the Required EFIH Unsecured Consenting Creditors, and Fidelity.	Impaired; deemed to reject or Unimpaired; deemed to accept.

Class C7	Non-EFH Debtor Intercompany Claims	On the Effective Date, Non-EFH Debtor Intercompany Claims shall be canceled and released, provided that if the Oncor TSA Amendment is not approved by the Bankruptcy Court, each EFH-EFIH Intercompany Claim shall not be canceled or released and shall receive its Pro Rata share of the EFH Unsecured Claims Fund in full satisfaction of such Claim.	Impaired; deemed to reject.

Class C8	Interests in EFH Debtors Other Than EFH	On the Effective Date, Interests in the EFH Debtors other than EFH shall either be Reinstated or canceled and released in the EFH Debtors’ or Reorganized EFH Debtors’ discretion.	Impaired; deemed to reject or Unimpaired; deemed to accept.

Class C9	EFH Interests	On the Effective Date, EFH Interests shall be Reinstated, subject to dilution by the issuance of Reorganized EFH Common Stock to Holders of General Unsecured Claims Against the EFIH Debtors, Holders of General Unsecured Claims Against the EFH Debtors, and the Equity Conversion.	Impaired; entitled to vote.

GENERAL PROVISIONS REGARDING THE PLAN

Subordination	The classification and treatment of Claims under the Plan shall conform to the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be settled, compromised, and released pursuant to the Plan.

Restructuring Transactions	The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Tax-Free Spin-Off.

Tax-Free Spin-Off

To preserve the Intended Tax-Free Treatment of the Restructuring Transactions and conditioned upon the receipt of the Private Letter Ruling with the Required Rulings, the Debtors shall undertake the Tax-Free Spin-Off as follows:

(a)    before the Effective Date, TCEH shall form a new subsidiary in the form of a limited liability company under the laws of Delaware (“Reorganized TCEH”);

(b)    on the Effective Date, the Claims against TCEH will be canceled in exchange for each Holder’s right to receive its recovery in accordance with the terms of the Plan;

(c)    immediately following such cancellation, TCEH shall transfer all of its assets and its ordinary course operating liabilities, and the Debtors shall transfer assets and liabilities related to the Shared Services, to Reorganized TCEH (the “Contribution”) in

         exchange for which TCEH shall receive (i) 100% of the newly issued Reorganized TCEH equity interests and (ii) the cash proceeds of the New Reorganized TCEH Debt, subject to preserving the Intended Tax-Free Treatment of the Restructuring Transactions. For the avoidance of doubt, no funded debt of TCEH, including the TCEH First Lien Claims, TCEH Second Lien Note Claims, and TCEH Unsecured Note Claims will be assumed by Reorganized TCEH pursuant to the Contribution (as all such Claims will have been canceled immediately prior to the transfer of assets to Reorganized TCEH);

(d)    immediately following the Contribution, Reorganized TCEH shall convert into a Delaware corporation; and

(e)    immediately following such conversion, TCEH shall distribute all of the Reorganized TCEH Common Stock it holds and the cash received from Reorganized TCEH to the Holders of TCEH First Lien Claims (the “Distribution”).

EFH’s earnings and profits will be allocated between Reorganized EFH and Reorganized TCEH pursuant to Treasury Regulations Section 1.312-10(a) in proportion to the fair market value of the business or businesses (and interests in any other properties) retained by Reorganized EFH and the business or businesses (and interests in any other properties) of Reorganized TCEH immediately after the Distribution. For purposes of determining their relative fair market values and shares of earnings and profits, the valuation of Reorganized TCEH and Reorganized EFH shall be made, to the extent permitted by law, immediately following the distribution of Reorganized TCEH and prior to (i) Holders of EFIH and EFH General Unsecured Claims receiving Reorganized EFH Common Stock, and (ii) the conversion of EFIH Second Lien DIP into Reorganized EFIH Common Stock, provided that to the extent required under the Private Letter Ruling, an amount of EFIH and EFH General Unsecured Claims, if any, required to cause Reorganized EFH to be solvent at such time shall be deemed exchanged for Reorganized EFH Common Stock.

Tax Basis of Reorganized TCEH	Immediately following the Distribution, the aggregate tax basis, for U.S. federal income tax purposes, of the assets held by Reorganized TCEH shall be equal to the sum of (x) TCEH’s aggregate tax basis, for U.S. federal income tax purposes, in the assets it transfers to Reorganized TCEH pursuant to the Contribution plus (y) 95% of the aggregate amount of deductions, net operating losses and capital losses (including carryforwards) available to the EFH consolidated group as of the Effective Date (determined (i) as if the EFH consolidated tax year ended on the Effective Date and (ii) without regard to any gain or income generated as a result of the Contribution), in each case as determined by the Debtors in good faith and in consultation with the Ad Hoc TCEH Committee no later than 60 days prior to the Effective Date (the amount set forth in clause (y), the “Basis Step-Up”, and the sum of clauses (x) and (y), the “Minimum Basis”).

After the Petition Date, the Debtors shall continue to operate their business in the ordinary course and shall not take any actions (other than as set forth in this Term Sheet) outside the ordinary course of business that will materially increase the taxable income of the EFH consolidated group (excluding any taxable income generated by TCEH and its subsidiaries) during the period from the Petition Date through the Effective Date.

Tax Matters Agreement

Reorganized EFH and Reorganized TCEH shall enter into a Tax Matters Agreement as of the Effective Date that shall govern the rights and obligations of each party with respect to certain tax matters.

Specifically, the Tax Matters Agreement will address:

(a)    the filing of tax returns by Reorganized EFH and Reorganized TCEH;

(b)    tax indemnification obligations of Reorganized EFH and Reorganized TCEH;

(c)    the conduct of tax proceedings by Reorganized EFH and Reorganized TCEH; and

(d)    representations, warranties, and covenants with respect to the Intended Tax-Free Treatment of the Contribution and Distribution.

The Tax Matters Agreement will provide that:

(i)     Reorganized TCEH will indemnify Reorganized EFH for (x) income taxes imposed on Reorganized EFH attributable solely to a failure of the Tax-Free Spin-Off to qualify for the Intended Tax-Free Treatment as a result of a breach of one or more covenants (following the Distribution) by Reorganized TCEH, (y) any alternative minimum tax (A) arising from the resolution of IRS audits for periods (or portions thereof) ending on or before the Effective Date attributable to any business contributed to Reorganized TCEH or its subsidiaries, but in no event to exceed $15 million and (B) arising as a result of the utilization of NOL carryforwards to offset gain related to the portion (if any) of the Basis Step-Up in excess of $1.9 billion and (z) ordinary course non-income taxes for periods (or portions thereof) ending on or before the Effective Date attributable to any business contributed to Reorganized TCEH or its subsidiaries (but only to the extent such taxes are, consistent with past practice, payable by Reorganized TCEH, TCEH or its subsidiaries); and

(ii)    Reorganized EFH will indemnify Reorganized TCEH for taxes that are not specifically covered by clause (i), including, without duplication, (w) taxes attributable to any business retained by Reorganized EFH or its subsidiaries, (x) EFH and Reorganized EFH’s consolidated U.S. federal income taxes (and any affiliated, consolidated, combined, unitary, aggregate or similar state or local taxes), and (y) income taxes attributable to a failure of the Tax-Free Spin-Off to qualify for the Intended Tax-Free

Treatment (except as described in clause (i) above); provided, however, that Reorganized EFH will be responsible for income taxes attributable to such failure only if such failure is as a result of the breach of any covenant by EFH or Reorganized EFH hereunder. Nothing herein shall be interpreted to mean that any party other than EFH or Reorganized EFH shall be primarily liable for any taxes imposed on a failure of the Tax-Free Spin-Off to qualify for the Intended Tax-Free Treatment, except to the extent that such failure is as a result of the breach of any covenant by Reorganized TCEH as provided in clause (i) hereunder.

The Tax Matters Agreement will prohibit Reorganized EFH and Reorganized TCEH from taking those actions (or refraining from taking those actions) that are set forth below:

•     For two years after the Distribution, Reorganized TCEH, Reorganized EFH, and Reorganized EFIH will not be permitted to:

•     cease, or permit its wholly-owned subsidiaries listed on Exhibit D to cease, the active conduct of a business that was conducted immediately prior to the Distribution or from holding certain assets held at the time of the Distribution;

•     dissolve, liquidate, take any action that is a liquidation for federal income tax purposes or permit its wholly-owned subsidiaries listed on Exhibit D from doing any of the foregoing;

•     redeem or repurchase any of its equity if such redemption or repurchase could reasonably be expected to adversely impact the continuity of interest requirement set forth in Treas. Reg. Section 1.368-1(e) or 1.355-2(c)(1); and

•     merge with or into another corporation with such other corporation surviving in a transaction that does not qualify as a reorganization under Section 368(a).

For the avoidance of doubt, the Tax Matters Agreement shall contain no express or implied limitation on the transferability or issuance of the stock of Reorganized EFH or Reorganized TCEH following the Effective Date.

Nevertheless, Reorganized TCEH, Reorganized EFH, and Reorganized EFIH will be permitted to take any of the actions described above if Reorganized EFH obtains a supplemental IRS private letter ruling (or an opinion of counsel that is reasonably acceptable to Reorganized EFH and Reorganized TCEH) to the effect that the action will not affect the Intended Tax-Free Treatment of the Restructuring Transactions. Reorganized TCEH and/or Reorganized EFIH can require that Reorganized EFH seek such a supplemental IRS private letter ruling or opinion of counsel if Reorganized EFH does not seek one on its own.

The Tax Matters Agreement shall otherwise be in form and substance acceptable to the Debtors, the Required EFIH Unsecured Consenting Creditors and the Ad Hoc TCEH Committee.

Shared Services

Except as otherwise agreed by Reorganized TCEH, Reorganized EFH, and the Ad Hoc TCEH Committee, the TCEH Debtors and the EFH Debtors will transfer to Reorganized TCEH or its designee all operating assets, including executory contracts and liabilities owned by or asserted against the EFH Debtors, that are reasonably necessary to the continued operation of Reorganized TCEH (the “Shared Services”) and that are not otherwise discharged, in exchange for the rights and benefits provided under the Plan, Restructuring Support Agreement, Term Sheet, and related commitments and settlements (which, for the avoidance of doubt, will not require Reorganized TCEH or the TCEH Debtors to make any cash payments to the EFH Debtors or Reorganized EFH Debtors); provided, however, Reorganized TCEH will cure and pay any and all amounts due and owing with respect to the Shared Services as of the Effective Date to the extent such payments are authorized pursuant to the Cash Management Order; provided, further, that employees of EFH and EFH Corporate Services must be transferred to Reorganized TCEH; provided, further, that Reorganized EFH shall retain liability, if any, for the Legacy General Unsecured Claims.

The TCEH Debtors, the EFIH Debtors, the EFH Debtors, the Required EFIH Unsecured Consenting Creditors and the Ad Hoc TCEH Committee will negotiate in good faith to reach an agreement on mutually acceptable terms regarding transition services reasonably necessary to the continued operation of Reorganized EFIH and/or Reorganized EFH relating to the foregoing assets, employees, executory contracts, and operating liabilities.

Termination of Competitive Tax Sharing Agreement	On the Effective Date, the Competitive Tax Sharing Agreement shall automatically terminate and all Claims and Causes of Action arising thereunder or in any way related thereto shall be forever discharged, cancelled and released.

Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Effective Date, except to the extent otherwise provided in this Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Issuance of New Securities; Execution of the Plan Restructuring Documents	On the Effective Date, the Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring, including the Plan Restructuring Documents.

Executory Contracts and Unexpired Leases	Except as otherwise provided in this Term Sheet, the Plan will provide for the Debtors, in consultation with the Ad Hoc TCEH Committee and the Required EFIH Unsecured Consenting Creditors, to assume or reject, as the case may be, executory contracts and unexpired leases identified in the Plan Supplement to the extent that any such executory contracts and unexpired leases have not been otherwise assumed or rejected.

Resolution of Contested Claims	The Plan will provide for the resolution of Contested Claims.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Releases by the Debtors	Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in any order resolving a Cause of Action that is entered in a proceeding of the sort described in Section 4.01(c) of the Restructuring Support Agreement, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Liability Management Program, the Tax Sharing Agreements, the 2007 Acquisition, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, this Term Sheet, the Disclosure

Statement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, this Term Sheet, the Disclosure Statement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a final order to have constituted actual fraud or gross negligence. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Releases by Holders of Claims and Interests of the Debtors	As of the Effective Date, and except as otherwise specifically provided in any order resolving a Cause of Action that is entered in a proceeding of the sort described in Section 4.01(c) of the Restructuring Support Agreement, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Liability Management Program, the Tax Sharing Agreements, the 2007 Acquisition, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, this Term Sheet, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, this Term Sheet, the Disclosure Statement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Debtor, Reorganized Debtor, or Released Party that is determined in a final order to have constituted actual fraud or gross negligence. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Exculpation	Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunctions	Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, Reorganized Debtors, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

TCEH DIP Financing	The TCEH Debtors’ Chapter 11 Cases shall be funded with the proceeds of the TCEH DIP Financing and the Consenting TCEH First Lien Creditors consent to use of cash collateral and priming by the TCEH DIP Financing on the terms set forth in the TCEH Cash Collateral Order.

EFIH DIP Financing	The EFIH Debtors’ Chapter 11 Cases shall be funded with the proceeds of the EFIH First Lien DIP Financing and the EFIH Second Lien DIP Financing. EFIH will seek authority to use the cash collateral of Holders of EFIH First Lien Note Claims and EFIH Second Lien Note Claims and to prime such Holders with the EFIH First Lien DIP Financing on the terms set forth on Exhibit G.

Customer Obligations	The Debtors shall honor all of their ordinary course customer obligations during the course of the Restructuring.

Use of EFH and EFIH Cash During Chapter 11 Cases	Unless otherwise agreed by EFH, EFIH, and the Required EFIH Unsecured Consenting Creditors, during the Chapter 11 Cases, EFH and EFIH shall only make payments, including professional fees, in the ordinary course of business consistent with prepetition practices based on benefit to their respective estates, including to each other under the EFIH Shared Services Agreement, as approved pursuant to first day motions in the Chapter 11 Cases, or as otherwise set forth in the Term Sheet; provided, however, that EFIH shall be entitled to enter into voluntary settlements from time to time with (i) Non-Settling First Lien Note Holders on economically equal terms to, or terms more favorable to the Estates than, the EFIH First Lien Settlement, so long as, except with respect to the EFIH First Lien Settlement, such terms provide for a settlement at no more than 102.25% of the principal amount of such Holders’ EFIH First Lien Notes; and, (ii) with the consent of the Required EFIH Unsecured Consenting Creditors, Non-Settling Second Lien Note Holders on economically equal terms, or terms more favorable to the Estates than the EFIH Second Lien Settlement, except that such consent shall not be required with respect to the EFIH Second Lien Settlement.

Excess EFIH Cash Upon Consummation	The Required EFIH Unsecured Consenting Creditors shall, in consultation with EFH and EFIH, determine before the Effective Date how the Excess EFIH Cash will be used on and after the Effective Date.

Allocation of Professional Fees	Any professional fees (the “Professional Fees”) incurred by professionals retained by the Debtors (the “Debtors’ Professionals”) shall be allocated to, and paid by, the applicable Debtors for whose direct benefit such Professional Fees were incurred (the “Direct Benefit Fees”). To the extent a Professional Fee is incurred for the collective benefit of the EFH Debtors, EFIH Debtors, and TCEH Debtors (the “Collective Benefit Fees”), such Professional Fees shall be allocated to each Debtor in the same proportion that the amount of Direct Benefit Fees incurred by such Debtor’s Professional for such Debtor bears to the total amount of Direct Benefit Fees incurred by such Debtor’s Professional for all of the Debtors, on a monthly basis in connection with the Debtor’s Professional’s fee application (the “Collective Fee Allocation”). In connection with any quarterly/interim or final applications for payment of Professional Fees, the Debtors shall, as amongst themselves, make any necessary intercompany transfers or other adjustments such that the total Collective Benefit Fees for each of the Debtor’s Professionals for the applicable fee period is allocated in a manner consistent with the Collective Fee Allocation for such period.

Any professional fees incurred by professionals retained by Fidelity for which the Debtors’ have agreed to become liable shall be allocated on the following basis: (a) 50% to the EFH Debtors and (b) 50% to the EFIH Debtors. Any professional fees incurred by professionals retained by the Commitment Parties for which the Debtors’ have agreed to become liable shall be allocated 100% to the EFIH Debtors. Any professional fees incurred by professionals retained by Holders of EFH Interests (together with the Professional Fees incurred by the Debtors’ Professionals and all professional fees discussed in this paragraph, the “Total Professional Fees”) for which the Debtors’ have agreed to become liable shall be allocated 100% to the EFH Debtors.

On the Effective Date, the first $7.5 million of the Total Professional Fees that would have otherwise been allocated to the EFH Debtors on the terms as set forth above shall instead be allocated to EFIH.

After the Petition Date, all payment of Professional Fees, including any allocation formula, shall be subject to any applicable orders of the Bankruptcy Court (on an interim or final basis).

Incentive Plans	The Ad Hoc TCEH Committee and the Required EFIH Unsecured Consenting Creditors shall negotiate in good faith with the TCEH Debtors, the EFH Debtors, and the EFIH Debtors regarding the terms of key employee incentive plans for which the Debtors shall seek approval from the Bankruptcy Court during the Chapter 11 Cases.

Employment Obligations

Pursuant to the Restructuring Support Agreement and this Term Sheet, the Consenting Creditors consent to each of the Debtors’ “first day” or “second day” motions relating to wages, compensation, and benefits, including executive compensation programs. After the Effective Date, the Reorganized Debtors’ wages, compensation, and benefit programs shall be acceptable, in the case of Reorganized TCEH, to the TCEH Debtors and the Ad Hoc TCEH Committee and, in the case of Reorganized EFH, to the EFH Debtors and the Required EFIH Unsecured Consenting Creditors.

Additionally, employees who are party to employment agreements with the Debtors may receive new employment agreements with the applicable Reorganized Debtor, the terms and conditions of which shall be acceptable, in the case of Reorganized TCEH, to the TCEH Debtors and the Ad Hoc TCEH Committee and, in the case of Reorganized EFH, to the EFH Debtors and the Required EFIH Unsecured Consenting Creditors. Until such time as these new employment agreements are fully executed, all employment agreements in place as of the Petition Date between the Debtors and their employees shall remain in place in accordance with the terms of such agreements pending the applicable Debtor’s assumption or rejection of such agreements.

Indemnification of Prepetition Directors, Officers, Managers, et al.	Under the Restructuring, consistent with applicable law, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact and irrevocable and shall survive the effectiveness of the Restructuring. For the avoidance of doubt, the TCEH Debtors and Reorganized TCEH shall not have any liability for, or any obligations in respect of, any indemnification provisions for the benefit of the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the EFH Debtors or the EFIH Debtors, in their capacities as such and the EFH Debtors and Reorganized EFH shall not have any liability for, or any obligations in respect of, any indemnification provisions for the benefit of the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the TCEH Debtors, in their capacities as such.

Director, Officer, Manager, and Employee Tail Coverage	On or before the Effective Date, the Debtors shall purchase and maintain directors, officers, managers, and employee liability tail coverage for the six-year period following the Effective Date on terms no less favorable than the Debtors’ existing director, officer, manager, and employee coverage and with an available aggregate limit of liability upon the Effective Date of no less than the aggregate limit of liability under the existing director, officer, manager, and employee coverage upon placement; provided, however, that the costs of such policies shall be reasonably allocated among the Debtors in a manner reasonably acceptable to Required Consenting Creditors.

Claims of the Debtors	The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action released by the Debtors pursuant to the release and exculpation provisions outlined in this Term Sheet.

Conditions Precedent to Restructuring

The following shall be conditions to Consummation of the Restructuring (the “Conditions Precedent”):

3.      the Debtors shall have consummated the EFIH First Lien DIP Financing;

4.      the Debtors shall have consummated the EFIH Second Lien DIP Financing and the Equity Conversion in accordance with the Commitment Letter;

5.      the Debtors shall have consummated the EFIH First Lien Settlement and the EFIH Second Lien Settlement in accordance with this Term Sheet;

6.      the Debtors shall have obtained entry of the Approval Order, which order shall be in full force and effect and not subject to a stay;

7.      Holders of EFH Non-Guaranteed Notes shall have received not less than 37.15% on account of such Claims under to the Plan, which condition is waivable only by Fidelity as holder of a majority of the EFH Non-Guaranteed Notes on a personal and non-transferable basis, and ceases at any time Fidelity holds less than a majority of the EFH Notes;

8.      immediately following the Distribution, the aggregate tax basis, for federal income tax purposes, of the assets held by Reorganized TCEH shall be equal to the Minimum Basis and the Basis Step-Up shall be no less than $2.1 billion;

9.      the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, including from the FERC, the NRC, and the PUC, as applicable; provided, however, that the PUC Regulatory Approval shall not be required to implement and effectuate the Plan as to the TCEH Debtors;

10.    the Debtors shall have obtained the Private Letter Ruling from the IRS, which shall be in form and substance acceptable to the Required Consenting Creditors and shall include, inter alia, the Required Rulings;

11.    the Debtors shall have entered into the Tax Matters Agreement, which shall be in form and substance acceptable to the Required Consenting Creditors;

12.    other than as set forth in this Term Sheet (including, for this purpose, transactions described in the Pre-Submission Memo), the Debtors shall not have taken any action to change the entity classification for U.S. federal income tax purposes of any Debtor entity with material assets, by changing their legal form or otherwise, without the consent of the Required EFIH Unsecured Consenting Creditors and the Ad Hoc TCEH Committee; provided that the consent of the Ad Hoc TCEH Committee shall not be required with respect to the foregoing if such action by EFH, EFIH, or the Required EFIH Unsecured Consenting Creditors does not directly impact the TCEH Contribution and Distribution and does not prevent EFH from obtaining the Required Rulings; provided, further, that the consent of the Required EFIH Unsecured Consenting Creditors shall not be required with respect to the foregoing if such action by TCEH or the Ad Hoc TCEH Committee does not prevent EFH from obtaining the Required Rulings;

13.    the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a manner consistent in all material respects with the Restructuring Support Agreement, this Term Sheet, and the Plan;

14.    the Restructuring Support Agreement shall remain in full force and effect;

15.    all professional fees and expenses approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in a professional fee escrow pending approval by the Bankruptcy Court;

16.    the Bankruptcy Court shall have entered the Confirmation Order, which shall:

i.       authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

ii.      decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

iii.    authorize the Debtors, as applicable/necessary, to: (1) implement the Restructuring Transactions, including the Equity Conversion; (2) distribute the Reorganized EFH Common Stock, New Reorganized TCEH Debt, the Reorganized TCEH Common Stock, and the New Reorganized EFIH Debt, pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (3) make all distributions and issuances as required under the Plan, including cash, the Reorganized EFH Common Stock, New Reorganized TCEH Debt, the Reorganized TCEH Common Stock, and the New Reorganized EFIH Debt; and (4) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Reorganized TCEH Management Incentive Plan;

iv.     authorize the implementation of the Plan in accordance with its terms; and

v.      provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax (including, any mortgages or security interest filing to be recorded or filed in connection with the New Reorganized TCEH Debt, the New Reorganized EFIH Debt, and the New Reorganized EFIH Junior Debt, as applicable); and

17.    the Debtors shall have implemented the Restructuring Transactions, including the Tax-Free Spin-Off and all transactions contemplated by the Commitment Letter, in a manner consistent in all material respects with the Restructuring Support Agreement, this Term Sheet, and the Plan.

Waiver of Conditions Precedent to the Restructuring	The Debtors, with the prior written consent of the Required Consenting Creditors and Required EFIH Unsecured Consenting Creditors (each acting in their sole discretion), may waive any one or more of the Conditions Precedent to the Restructuring.

CORPORATE GOVERNANCE PROVISIONS/SECTION 1145 EXEMPTION

Charter; Bylaws; Corporate Governance

Corporate governance for Reorganized TCEH, including charters, bylaws, operating agreements, or other organization documents, as applicable, shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable) and the Tax Matters Agreement, and the composition of the Reorganized TCEH Board shall be determined by the Ad Hoc TCEH Committee in consultation with (i) TCEH and, (ii) as appropriate, with other Holders of TCEH First Lien Notes.

Corporate governance for Reorganized EFH and Reorganized EFIH, including charters, bylaws, operating agreements, or other organization documents, as applicable, shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable) and the Tax Matters Agreement, and the composition of the Reorganized EFH Board, the Reorganized EFIH Board, and the officers of Reorganized EFH and Reorganized EFIH shall be determined by the Required EFIH Unsecured Consenting Creditors in consultation with (i) EFH, (ii) EFIH, (iii) Fidelity, and (iv) as appropriate, with other Holders of EFIH Second Lien DIP Claims or EFIH Unsecured Note Claims that will receive greater than 15% of the Reorganized EFH Common Stock upon the Effective Date.

Exemption from SEC Registration	The issuance of all securities under the Plan will be exempt from SEC registration under applicable law.

[Exhibits follow.]

EXHIBIT B

AMENDED AND RESTATED EFIH SECOND LIEN DIP FINANCING TERM SHEET

Execution Version

ENERGY FUTURE HOLDINGS CORP.

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

AMENDED AND RESTATED SECOND LIEN SUBORDINATED

SECURED DEBTOR IN POSSESSION NOTES FACILITY TERM SHEET

Capitalized terms used but not defined herein shall have the meanings set forth in the letter agreement, dated as of April 29, 2014 (the “Commitment Letter”), to which this Term Sheet is attached, or the Restructuring Support Agreement (as defined in the Commitment Letter).

Issuers	Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), and EFIH Finance Inc., a Delaware corporation (collectively, the “Issuers”).

Guarantors	All of the Issuers’ direct and indirect domestic restricted subsidiaries that guarantee the EFIH First Lien DIP Financing (collectively, the “Guarantors”) in the Chapter 11 Cases. The Issuers and the Guarantors are referred to herein as “Note Parties” and each, a “Note Party.” All obligations of the Issuers under the Second Lien DIP Facility (as defined below) will be unconditionally guaranteed by the Guarantors.

Backstop Commitment	To be provided by the entities set forth on Schedule I to the Commitment Letter on the date hereof (and defined as Initial Commitment Parties therein) and such other parties that become Commitment Parties from time to time pursuant to the terms of the Commitment Letter. The Commitment Parties will pursuant to the Commitment Letter, severally and not jointly, backstop the Second Lien DIP Facility in an amount not to exceed $1,900,000,000 (the “Backstop Commitment”) based on the respective percentages set forth on Schedule I to the Commitment Letter.

Second Lien DIP Facility Rights Holders	The following persons shall have the right to participate in the Second Lien DIP Facility (such persons, the “Second Lien DIP Facility Rights Holder,” and such rights, the “Participation Rights”): (i) (a) All Holders of EFIH Unsecured Note Claims and EFH LBO Notes Guaranty Claims shall receive their Pro Rata share of 91% of the Participation Rights; and (b) Fidelity shall receive their Pro Rata share of 9% of the Participation Rights which participation shall be in the form of Tranche A-3 Note; provided, however, General Unsecured Claims Against EFH may participate in the Equity Conversion by purchasing such Tranche A-3 Notes held by Fidelity, if the Required Transfer as described below has not occurred. Moreover, Fidelity shall receive an $11.25 million payment from EFIH in connection with the exercise of any Participation Rights. If at any time (a) the IRS shall have denied the Debtors’ Ruling Request or shall have informed the Debtors or their counsel, whether orally or in writing, of its decision not to issue one or more of the Required Rulings (the “PLR Denial”) and (b) the Oncor TSA Amendment has not yet been approved, the Required Commitment Parties shall have the sole and exclusive right to require the holders of any Tranche A-3 Notes to transfer such notes to the Commitment Parties (the “Required Transfer”) for a purchase price equal to the sum of (i) the par amount of such notes plus accrued and unpaid interest (including the PIK Interest (as defined below)), which amount shall be payable on the purchase date, (ii) in the event such assignment is consummated before the payment of the One-Time PIK Fee (as defined below), 10% of the par amount of such notes plus accrued and unpaid PIK Interest, if any (but not, for the avoidance of doubt, any accrued and unpaid cash interest), which amount shall be payable on the purchase date, and (iii) a Pro Rata share of any Prepayment Fee (as defined below) subsequently paid on such Tranche A-3 Notes (which amount shall be paid by EFIH to the holders of the Tranche A-3 Notes immediately prior to such assignment and not the holders of the Tranche A-3 Notes as of the date that the Prepayment Fee is due and owing).

The Participation Rights of Holders of EFIH Unsecured Note Claims and EFH LBO Notes Guaranty Claims shall be subject to ratable reduction from participation by Selected Partners (if any), in an aggregate amount not to exceed $400,000,000.

Administrative Agent	To be determined.

Collateral Agent	To be determined.

DIP Facility	A second lien subordinated secured debtor-in-possession note facility that consists of (a) the Tranche A Notes, composed of (i) the Tranche A-1 Notes (the “Tranche A-1 Notes”) issued to Holders of EFIH Unsecured Note Claims and EFH LBO Notes Guaranty Claims pursuant to the Second Lien DIP Procedures, (ii) the Tranche A-2 Notes (the “Tranche A-2 Notes”) issued to each Commitment Party solely as a result of its obligation under the Investment Commitment, the Selected Partners, Post-Funding Partners and Specified Consultants, and (iii) the Tranche A-3 Notes (the “Tranche A-3 Notes” and, together with the Tranche A-1 Notes and Tranche A-2 Notes, the “Tranche A Notes”) issued to Fidelity, as a Holder of General Unsecured Claims Against EFH, in each case, which will be available to be drawn in a single drawing on the Closing in an amount up to $1,900,000,000 to consummate the Second Lien Refinancing, and (b) the Tranche B Notes.

2

Second Lien DIP Procedures

The procedures for offering Participation Rights to eligible Second Lien DIP Facility Rights Holders under the Second Lien DIP Facility shall be on terms and conditions which are consistent with this Term Sheet and otherwise satisfactory to the Required Commitment Parties, EFH and EFIH (the “Second Lien DIP Procedures”) in advance of the consummation of the Second Lien DIP Facility.

The record date that shall determine the parties entitled to Participation Rights shall be the date of the commencement of the offering to eligible Second Lien DIP Facility Rights Holders.

The Second Lien DIP Facility shall be funded by any and all Second Lien DIP Facility Rights Holders that elect to participate in their Pro Rata share of the Second Lien DIP Facility and, with respect to any unfunded portion of the Second Lien DIP Facility, Pro Rata by the Commitment Parties in accordance with the terms of the Commitment Letter (such funding parties, together, with their successors and assigns, the “Note Purchasers”); provided that no Commitment Party shall be permitted or required to exercise any participation rights if, after giving effect to such participation, the aggregate principal amount of the Second Lien DIP Facility to be provided by such Commitment Party when aggregated with the aggregate principal amount of the Second Lien DIP Facility provided by affiliates of such Commitment Party would exceed such Commitment Party’s Investment Commitment, provided, however, that such Commitment Party may exceed such Commitment Party’s Investment Commitment to the extent necessary to satisfy any Commitment of a Defaulting Commitment Party; provided, further, that any party electing to exercise such participation shall execute a joinder to the Restructuring Support Agreement and Conversion Agreement as a precondition to any such participation becoming effective.

Second Lien DIP Facility Termination Date

All Second Lien DIP Notes shall become due and payable on the DIP Facility Termination Date (as defined below), subject to the Equity Conversion.

The “DIP Facility Termination Date” shall be the earliest of (a) the Scheduled Termination Date (as defined below), (b) the consummation of any Section 363 sale, (c) the effective date of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court or (d) the acceleration of the notes and the termination of the commitment with respect to the Second Lien DIP Facility in accordance with the DIP Documents (as defined below).

“Scheduled Termination Date” means the date that is 24 months from the date the Second Lien DIP Facility is funded.

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Equity Conversion

Upon the Effective Date, the Second Lien DIP Notes shall be subject to conversion to Reorganized EFH Common Stock, on the terms set forth in the Restructuring Support Agreement, the Equity Conversion Term Sheet, and the Conversion Agreement (as defined in the Equity Conversion Term Sheet).

If the Equity Conversion does not occur, the Tranche B Notes shall convert to Tranche A-2 Notes.

Use of Proceeds	Proceeds of the Second Lien DIP Facility will be used (together with cash on hand and proceeds of the EFIH First Lien DIP Financing) to (i) repay in full all outstanding principal plus accrued and unpaid interest at the non-default rate due and owing under the EFIH Second Lien Notes (which shall not include any alleged premiums, fees or claims relating to the repayment of such Claims) to Non-Settling EFIH Second Lien Note Holders and (ii) repay the EFIH Second Lien Notes held by Settling EFIH Second Lien Note Holders in accordance with the EFIH Second Lien Settlement (clauses (i) and (ii) collectively, the “Second Lien Refinancing”).

DIP Documents	The Second Lien DIP Facility will be documented by a note purchase agreement (the “Note Purchase Agreement”) and other guarantee, security, intercreditor, and other relevant documentation (together with the Note Purchase Agreement, collectively, the “DIP Documents”) reflecting the terms and provisions set forth in this Term Sheet and otherwise in form and substance reasonably satisfactory to the Required Commitment Parties and the Issuers; provided, however, that such DIP Documents will be drafted in form and substance consistent with the documents governing the EFIH First Lien DIP Financing (the “First Lien DIP Documents”), with adjustments made to reflect this Term Sheet. It is agreed that each “basket” or “cushion” set forth in the covenants and events of default contained in the DIP Documents shall be at least 15% more than the corresponding provision in the First Lien DIP Documents.

Transferability of Participation Rights	Subject to compliance with all applicable securities laws, unless otherwise agreed by the Issuers, the Participation Rights will only be transferable to affiliates of Second Lien DIP Facility Rights Holders and Selected Partners; provided, however, the Participation Rights may not be transferred, and any such transfer shall be null and void ab initio if, assuming the Restructuring Transactions were to be consummated immediately upon such Transfer, the transferee and/or its affiliates of such transfer were to obtain or have beneficial ownership of, in the aggregate, more than fifty percent (50%) or more of the Reorganized EFH Common Stock.

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Notwithstanding anything to the contrary herein, the Holders of EFIH Senior Toggle Notes shall not transfer such EFIH Senior Toggle Notes apart from the Pro Rata share of the Participation Rights attributable to such EFIH Senior Toggle Notes to any party other than affiliates or Selected Partners, and any such transfer shall be retroactively void.

For the avoidance of doubt, any transferee of the Participation Rights described above shall execute a joinder to the Restructuring Support Agreement and Conversion Agreement as a precondition to any transfer described above becoming effective.

Transferability of Second Lien DIP Notes

Subject to compliance with all applicable securities laws, unless otherwise agreed by the Issuers, the Second Lien DIP Notes shall only be transferable to (i) affiliates of a Note Purchaser, (ii) other Note Purchasers and their respective affiliates, and (iii) such other Persons that are qualified institutional buyers or accredited investors, provided, however, that such transfers of Second Lien DIP Notes are not permitted if, in the reasonable business judgment of the Issuers and their legal and tax advisors, in consultation with the Commitment Parties, such transfers would adversely (a) affect or delay the Debtors’ ability to obtain the Private Letter Ruling or violate the terms and conditions of the Private Letter Ruling or (b) affect or delay the Debtors’ ability to obtain the regulatory consents or approval necessary to effectuate the Restructuring Transactions, provided, further, that, any transfer described above shall be null and void ab initio, if, assuming the Restructuring Transactions were to be consummated immediately upon such Transfer, the transferee of such transfer (other than affiliates transfers) was to obtain beneficial ownership of, in the aggregate, more than fifty percent (50%) or more of the Reorganized EFH Common Stock.

Notwithstanding anything to the contrary herein, the Holders of EFIH Senior Toggle Notes that become Note Purchasers shall not transfer such EFIH Senior Toggle Notes apart from the Pro Rata share of the Second Lien DIP Notes attributable to such EFIH Senior Toggle Notes and any such transfer shall be retroactively void; provided, however, that any Tranche A-2 Notes purchased by a Commitment Party solely as a result of its obligation to do so under the Investment Commitment shall be transferrable separately from such Commitment Party’s EFIH Senior Toggle Notes, that the Tranche B Notes shall be transferrable separately from the Commitment Parties’ EFIH Senior Toggle Notes and that any Tranche A-1 Notes transferred to Post-Funding Partners or Specified Consultants pursuant to the provision below shall be transferrable separately from such Commitment Party’s EFIH Senior Toggle Notes.

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Notwithstanding anything herein to the contrary, at any time prior to the earlier of the DIP Facility Termination Date and the Equity Conversion, the Required Commitment Parties (determined based on the amount of their respective Investment Commitments immediately prior to the closing of the Second Lien DIP Facility) may require (i) each Note Purchaser holding Tranche A-1 Notes or Tranche A-2 Notes, except those held by Selected Partners, Post-Funding Partners (as defined below) or Specified Consultants, to sell, at a price of no less than par value of such Second Lien DIP Notes plus accrued but unpaid interest thereon, a Pro Rata portion of its Second Lien DIP Notes to partners selected by the Required Commitment Parties (the “Post-Funding Partners”) in an amount such that after giving effect to all such sales, the Post-Funding Partners shall own no more than $400,000,000 of principal amount of Second Lien DIP Notes, after taking into account all Second Lien DIP Notes owned (if any) by the Post-Funding Partners immediately prior to any such sale and any Tranche A-1 Notes received by such Post-Funding Partners pursuant to the above shall automatically become Tranche A-2 Notes (ii) each Note Purchaser holding Tranche A-1 Notes or Tranche A-2 Notes, except those held by Selected Partners, Post-Funding Partners or Specified Consultants, to sell, at a price of no less than par value of such Second Lien DIP Notes outstanding as of the Closing less paid interest thereof, to date, a Pro Rata portion of its Second Lien DIP Notes to consultants to the Administrative Agent or Initial Commitment Parties (“Specified Consultants”) in an amount up to $100,000,000 and any Tranche A-1 Notes received by such Specified Consultant pursuant to the above shall automatically become Tranche A-2 Notes.

For the avoidance of doubt, any transferee of Second Lien DIP Notes described above shall execute a joinder to the Restructuring Support Agreement as a precondition to any transfer described above becoming effective.

Interest Rates

The Tranche A Notes will bear interest at a fixed rate of 8% per annum, payable in cash on the final business day of each quarter beginning on the first such day after the Closing.

If the Bankruptcy Court has not entered an order approving the Oncor TSA Amendment as of the date that is 90 days from the Petition Date, the Tranche A Notes shall bear additional interest at a rate of 4% per annum compounded quarterly, paid in kind in additional Tranche A Notes, until such time as the Oncor TSA Amendment is approved (the “PIK Interest”).

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Default Interest	During the continuance of an event of default (as defined in the DIP Documents), overdue amounts on the Tranche A Notes will bear interest at an additional 2% per annum.

Fees

If the Bankruptcy Court has not entered an order approving the Oncor TSA Amendment by the date that is one year from the Petition Date, the Issuers shall pay a one-time fee in the amount of 10.00% of the Tranche A Notes and Tranche B Notes, as applicable, to the Note Purchasers, paid in kind in additional Tranche A Notes and Tranche B Notes, as applicable (the “One-Time PIK Fee”).

If the Second Lien DIP Facility is repaid in cash without the consent of the Required Note Purchasers and other than upon acceleration, the Issuers shall pay an optional prepayment fee of $380 million (which payment may be waived upon the written consent of the Required Note Purchasers (as defined below) in their sole discretion, provided, however, that the Required Note Purchasers may not waive the Prepayment Fee with respect to the Tranche A-3 Notes) (the “Prepayment Fee”) to the Note Purchasers.

Notwithstanding anything to the contrary herein, the Fidelity Repayment (as defined in the Equity Conversion Term Sheet) shall not constitute a repayment in cash of the Second Lien DIP Facility.

Optional Prepayment	The Issuers may prepay the Second Lien DIP Notes subject to customary notice periods and payment of breakage costs and the Prepayment Fee (which payment may be waived upon the written consent of the Required Note Purchasers in their sole discretion, provided, however, that the Required Note Purchasers may not waive the Prepayment Fee with respect to the Tranche A-3 Notes). Notwithstanding anything to the contrary herein, the Fidelity Repayment (as defined in the Equity Conversion Term Sheet) shall not constitute an Optional Prepayment under the Second Lien DIP Facility and shall not result in the Prepayment Fee being due.

Mandatory Prepayments	The DIP Documents will contain mandatory prepayment provisions found in the EFIH First Lien DIP Financing; provided that, (a) notwithstanding anything to the contrary herein, the Second Lien DIP Notes shall not be mandatorily prepaid unless the EFIH First Lien DIP Financing is mandatorily prepaid first and in full and (b) application of mandatory prepayment amounts shall be subject to the provisions of the Intercreditor Agreement.

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Security and Priority

All amounts owing by the Issuers under the Second Lien DIP Facility and the obligations of the Guarantors in respect thereof will be secured, subject to (i) the Carve-Out (as defined in the commitment letter dated as of the date hereof with respect to the EFIH First Lien DIP Facility among EFIH, Deutsche Bank Securities Inc., as Left Lead DIP Facility Arranger (as defined therein), and the other financial institutions party thereto (the “EFIH First Lien DIP Commitment Letter”)), (ii) the liens granted to secure the EFIH First Lien DIP Financing and other liens and encumbrances permitted by the DIP Documents and (iii) all valid, perfected, enforceable and unavoidable liens as of the Closing (the “Permitted Liens”), by a second priority perfected security interest in all assets owned by the Issuers that secures the EFIH First Lien DIP Financing, including, without limitation, distributions pursuant to the Oncor TSA so long as the Oncor TSA Amendment is in effect (the “Collateral”).

The liens granted under the Second Lien DIP Facility will be junior only to the (i) the Carve-Out, (ii) the liens granted to secure the EFIH First Lien DIP Financing and other liens and encumbrances permitted by the DIP Documents and (iii) the Permitted Liens. The Issuers shall use commercially reasonable efforts to obtain the entry of an order providing that the liens under the Second Lien DIP Facility prime, and are in all respects senior to, any Allowed EFIH Second Lien Makewhole Claims of Non-Settling EFIH Second Lien Note Holders.

In the Chapter 11 Cases, the Note Purchasers will be granted in the DIP Order (as defined below) a superpriority administrative claim under section 364(c)(1) of the Bankruptcy Code for the payment of the obligations under the Second Lien DIP Facility with priority above all other administrative claims, subject to the Carve-Out and the liens granted under the EFIH First Lien DIP Financing.

The Second Lien DIP Facility will be subject to an intercreditor agreement, which includes, among other things, customary payment block and standstill provisions (the “Intercreditor Agreement”), in form and substance reasonably acceptable to the lenders under the EFIH First Lien DIP Financing, the Issuers, and the Note Purchasers.

Conditions Precedent to the Closing

The closing date (the “Closing”) under the Second Lien DIP Facility shall be subject to satisfaction (or waiver) of the following conditions:

18.    The DIP Documents shall be in form and substance consistent with this Term Sheet and otherwise reasonably satisfactory to the Required Commitment Parties, the Administrative Agent, the Issuers and each of their counsel.

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19.    The Chapter 11 Cases shall have been commenced by the Issuers and the Guarantors and the same shall each be a debtor and a debtor in possession.

20.    The Restructuring Support Agreement shall be in full force and effect and the Issuers shall be in compliance with the Restructuring Support Agreement in all material respects as of the Closing.

21.    Substantially concurrently with the Closing, the DIP Documents shall have been delivered, all applicable fees and expenses shall have been paid, and all applicable liens shall have been perfected.

22.    Substantially concurrently with the Closing, proceeds of the EFIH First Lien DIP Financing, which shall be on the terms set forth in the Restructuring Support Agreement and the aggregate principal amount under the EFIH First Lien DIP Financing shall not exceed $5,400,000,000 (with such changes that are not materially adverse to the Note Purchasers) shall have been used (together with cash on hand) to (i) repay in full all outstanding principal plus accrued and unpaid interest at the non-default rate due and owing under the EFIH First Lien Notes (which shall not include any alleged premiums, fees or claims relating to the repayment of such Claims) to Non-Settling EFIH First Lien Note Holders and (ii) repay the EFIH First Lien Notes held by Settling EFIH First Lien Noteholders in accordance with the EFIH First Lien Settlement.

23.    Substantially concurrently with the Closing, the Second Lien Refinancing shall have been consummated.

24.    The Administrative Agent shall have received a signed copy of an order of the Bankruptcy Court in form and substance satisfactory to the Required Commitment Parties and the Issuers (the “DIP Order”), authorizing and approving the issuance of the Second Lien DIP Notes and the granting of the superpriority claims and liens and other liens referred to above under the heading “Security and Priority”, which DIP Order shall not have been vacated, reversed, modified, amended or stayed, in a manner adverse to the Note Purchasers, without the consent of the Required Commitment Parties.

25.    The Issuers shall have complied in all material respects with the terms and conditions of the Second Lien DIP Procedures, and the Participation Rights shall have been allocated in accordance with the Second Lien DIP Procedures.

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26.    No default (or any event which with the giving of notice or lapse of time or both would be a default) under the EFIH First Lien DIP Financing is then existing, after giving effect to applicable grace periods or waivers, which would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis.

27.    The Administrative Agent shall have received a customary opinion of counsel to the Issuers.

28.    There shall not have occurred any circumstance or conditions affecting the business, assets, operations, properties or financial condition of the Issuers and their subsidiaries taken as a whole, that would individually or in the aggregate, materially adversely affect the ability of the Issuers (taken as a whole) to perform their payment obligations under the DIP Documents to which they are a party, or the rights and remedies of the Agent and the Note Purchasers under the DIP Documents (other than, in each case, as a result of the events leading up to, and following commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the continuation and prosecution thereof, including circumstances or conditions resulting from, or incidental to, such events, commencement, continuation and prosecution, which shall not individually or in the aggregate constitute a Material Adverse Event), and provided that nothing disclosed in any of the following filings by EFIH and/or EFH (1) the Annual Report on Form 10-K for the year ended December 31, 2013, as filed on the date of the Commitment Letter (to the extent substantially the same in form and substance as the version provided to the advisors of the Initial Commitment Parties prior to the date of the Commitment Letter), (2) any filings on Form 8-K made through the date of the Commitment Letter and/or (3) any disclosure statement related to any plan of reorganization or liquidation of the Issuers provided to the Commitment Parties on or prior to the date of the Commitment Letter, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein) be a Material Adverse Event (any of the foregoing being a “Material Adverse Event”).

29.    Any and all governmental consents and approvals necessary in connection with the Second Lien DIP Facility shall have been obtained and shall remain in effect.

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30.    To the extent requested at least 5 business days prior to Closing, each Note Purchaser who has requested the same shall have received “know your customer” and similar information.

The Note Purchasers shall have a valid and perfected second priority lien on and security interest in the Collateral pursuant to the DIP Order.

31.    (i) There shall exist no default under the DIP Documents, (ii) the representations and warranties of the Issuers and each Guarantor therein shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such funding and (iii) the issuance of the Second Lien DIP Notes shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

32.

Representations and Warranties	The DIP Documents will contain representations and warranties consistent with those found in the First Lien DIP Facility and shall include representations and warranties with respect to: valid existence, compliance with law, requisite power, due authorization, approvals, no conflict with material postpetition agreements (to the extent enforceable post-petition) or applicable law, enforceability of the DIP Documents, ownership of subsidiaries and property, material accuracy of financial statements and certain other written information provided, litigation, absence of Material Adverse Event, taxes, margin regulations, no default under the DIP Documents, inapplicability of Investment Company Act, use of proceeds, insurance, labor matters, ERISA, environmental matters, security interests, necessary rights to intellectual property and ownership of properties, DIP Order, sanctioned persons, anti-corruption laws and Patriot Act.

Affirmative Covenants

The DIP Documents will contain affirmative covenants consistent with those found in the EFIH First Lien DIP Financing (subject to the principles set forth in “DIP Documents” above) and shall include affirmative covenants with respect to:

A.     Preservation of corporate existence.

B.     Compliance with applicable laws (including ERISA and environmental laws).

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C.     Conduct of business.

D.     Payment of taxes.

E.     Maintenance of insurance.

F.      Access to books and records and visitation rights.

G.     Maintenance of books and records.

H.     Maintenance of properties.

I.       Use of proceeds.

J.      Provision of additional collateral and mortgages.

K.     Delivery of certain reports and information.

L.     Transactions with affiliates.

M.    Certain bankruptcy matters.

N.     Limitations on changes to fiscal year.

O.     Further assurances.

Negative Covenants

The DIP Documents will contain negative covenants consistent with those found in the EFIH First Lien DIP Financing (subject to the principles set forth in “DIP Documents” above), which include negative covenants with respect to:

A.     Limitations on debt and guarantees.

B.     Limitations on liens.

C.     Limitations on loans and investments.

D.     Limitations on asset dispositions, including, without limitation, the issuance and sale of capital stock of subsidiaries; provided that, no sales, dispositions, or other transfers of equity interests in Oncor Electric Delivery Holdings Company LLC shall be permitted.

E.     Limitations on dividends, redemptions and repurchases with respect to capital stock.

F.      Limitations on cancellation of debt and on prepayments, redemptions and repurchases of pre-petition debt, except as expressly provided for in the DIP Documents or pursuant to “first day” or other orders entered by the Bankruptcy Court.

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G.     Limitations on fundamental changes.

H.     Limitations on material changes in business.

I.       Limitation on certain affiliate value transfers.

J.      Limitations on sale/leasebacks.

K.     Limitations on amendment of constituent documents except for modifications that could not reasonably be expected to materially and adversely affect the interests of the Note Purchasers.

L.     Limitation on amending, modifying, or terminating the Oncor TSA Amendment, to the extent such agreement is effective without consent of the Required Note Purchasers.

M. Certain other bankruptcy matters.

Financial Covenants	The DIP Documents will contain financial covenants consistent with those found in the EFIH First Lien DIP Financing, subject to a 15% cushion.

Reporting Requirements	The DIP Documents will contain reporting requirements consistent with those found in the EFIH First Lien DIP Financing.

Events of Default

The DIP Documents will contain events of default consistent with those found in the EFIH First Lien DIP Financing (which will be applicable to the Issuers, the Gurantors, and their respective restricted subsidiaries), which (subject, where appropriate, to grace periods and exceptions consistent with those in the EFIH First Lien DIP Financing and to the principles set forth in “DIP Documents” above) shall include events of default with respect to:

A.     Failure to pay principal, interest or any other amount when due.

B.     Representations and warranties incorrect in any material respect when given.

C.     Failure to comply with covenants (with grace period as appropriate).

D.     Cross-acceleration against post-petition indebtedness in excess of an amount to be mutually agreed upon.

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E.     Failure to satisfy or stay execution of final postpetition judgments in excess of an amount to be mutually agreed upon.

F.      The occurrence of certain ERISA events that result in a Material Adverse Event.

G.     Actual or asserted (by any Note Party or any affiliate thereof) invalidity or impairment of any DIP Document (including the failure of any lien to remain perfected).

H.     Change of ownership or control.

I.       (a) The entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code,

(b) the entry of an order appointing a chapter 11 trustee in any of the Chapter 11 Cases;

(c) the entry of an order staying, reversing, vacating or otherwise modifying, in each case in a manner materially adverse to the Administrative Agent or the Note Purchasers, without the prior consent of the Commitment Parties, the Second Lien DIP Facility or the DIP Order;

(d) the entry of an order in any of the Chapter 11 Cases appointing an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code);

(e) the entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Issuers and such order has not be stayed or superseded by an order granting use of cash collateral;

(f) the filing of any pleading by any Note Party seeking, or otherwise consenting to, any of the matters set forth in clauses (a) through (e) above;

(g) the entry of a final non-appealable order in the Chapter 11 Cases charging any of the Collateral under section 506(c) of the Bankruptcy Code against the Note Purchasers or the commencement of other actions that is materially adverse to the Administrative Agent, the Note Purchasers or their respective rights and remedies under the Second Lien DIP Facility in any of the Chapter 11 Cases or inconsistent with the DIP Documents;

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(h) the entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any material assets of the Issuers in excess of an amount to be mutually agreed upon in the aggregate;

(i) existence of any claims or charges, other than in respect of the Carve-Out, the EFIH First Lien DIP Financing or Second Lien DIP Facility or as otherwise permitted under the DIP Documents, entitled to superpriority under Section 364(c)(1) of the Bankruptcy Code pari passu or senior to the Second Lien DIP Facility; and

(j) the Note Parties or any of their subsidiaries, or any person claiming by or through the Note Parties any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Note Purchasers relating to the Second Lien DIP Facility.

(k) a plan shall be filed or confirmed in any of the Chapter 11 Cases that does not provide for either (i) the indefeasible payment in full in cash of the obligations (other than indemnities and other contingent obligations not then due and payable) on the effective date of such plan or (ii) conversion to Conversion Shares on terms pursuant to the Equity Conversion.

Expenses and Indemnification	The Issuers will indemnify the Administrative Agent, the Commitment Parties, the Note Purchasers, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (in the case of legal counsel, limited to reasonable and documented fees, disbursements and other charges) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Issuers or any of its affiliates) that relates to the Second Lien DIP Facility or the transactions contemplated thereby; provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from its or its related parties’ gross negligence, willful misconduct or bad-faith. The Issuer shall reimburse the Administrative Agent for their reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, documentation, syndication and administration of the Second Lien DIP Facility, any amendments or waivers with respect thereto, any

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Event of Default in respect of the Second Lien DIP Facility and any exercise of remedies in respect thereof (including reasonable and documented out-of-pocket prepetition and post-petition fees, charges and disbursements of legal counsel, financial advisors and third-party appraisers and consultants advising the Administrative Agent incurred in connection with the Agent’s participation in the Chapter 11 Cases, limited in the case of legal counsel to one primary counsel (and (i) appropriate local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction, (ii) appropriate regulatory counsel and (iii) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified persons similarly situated). The Issuer shall reimburse the reasonable and documented out-of-pocket expenses of (i) Akin Gump Strauss Hauer & Feld LLP, (ii) Cousins, Chipman & Brown LLP, (iii) Ernst & Young LLP, (iv) Leidos, Inc., (v) Centerview Partners LLC, and (vi) such other advisors retained by the Required Commitment Parties, including any regulatory counsel, during these cases (collectively, the “Commitment Party Professionals”) incurred in connection with the negotiation, documentation, syndication and administration of the Second Lien DIP Facility, any amendments or waivers with respect thereto, any Event of Default in respect of the Second Lien DIP Facility and any exercise of remedies in respect thereof (including reasonable and documented out-of-pocket prepetition and post-petition fees, charges and disbursements of Commitment Party Professionals incurred in connection with the Note Purchasers’ participation in the Chapter 11 Cases).

Required Note Purchasers	Note Purchasers managed and/or advised by three or more investment advisors holding at least 50.1% of the outstanding commitments and/or exposure under the Second Lien DIP Facility (the “Required Note Purchasers”).

Amendments	Required Note Purchasers, except for provisions customarily requiring approval by all directly and adversely affected Note Purchasers or all Note Purchasers, including the reduction of any portion of the principal amount of the Second Lien DIP Notes, the reduction of the interest rate (other than as a result of a default, events of default, or default interest) or the extension of the final maturity date, provided, however, that the Required Note Purchasers may waive the Prepayment Fee, provided further, however, that the Required Note Purchasers may not waive the Prepayment Fee with respect to the Tranche A-3 Notes.

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Miscellaneous	The DIP Documents will include (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes (subject to customary qualifications)), (ii) waivers of consequential damages and jury trial, (iii) customary agency, set-off and sharing language and (iv) customary replacement of lender provisions.

Governing Law and Submission to Non-Exclusive Jurisdiction	State of New York.

Counsel to Commitment Parties and Certain Note Purchasers	Akin Gump Strauss Hauer & Feld LLP.

Counsel to Administrative Agent	To be determined by Administrative Agent

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